UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 11, 2006

Date of report

PATTERSON COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	0-20572	41-0886515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Address of Principal Executive Offices, including Zip Code)

(651) 686-1600

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 11, 2006, Patterson Companies, Inc. (the “Company”) entered into a loan agreement with the Patterson Companies, Inc. Employee Stock Ownership Plan Trust (the “Trust”) whereby the Company will loan the Trust $105 million for the sole purpose of enabling the Trust to purchase shares of the Company’s common stock (the “Securities”) in the open market and pay any corresponding broker commissions.

The loan is payable in full on September 10, 2026. Interest on the unpaid principal balance accrues at a rate equal to six-month LIBOR, with the rate resetting semi-annually. Interest payments are not required during the period from and including September 11, 2006 through April 30, 2010. On April 30, 2010, any accrued and unpaid interest will be added to the outstanding principal balance under the note, with interest thereafter accruing on the increased principal amount. Unpaid interest accruing after April 30, 2010 is due and payable on April 30, 2011 and each successive April 30 occurring through September 10, 2026.

The ESOP Loan Agreement and ESOP Note, which appear as Exhibit 10.1 and 10.2 to this Report on Form 8-K, respectively, are incorporated by reference in response to this Item 1.01.

The Company has directed the trustee of the Trust to purchase the Securities in the open market through a broker/agent. The Company intends to enter into an agreement (the “Purchase Plan”) with Banc of America Securities LLC (the “Broker”) whereby the Broker will be engaged as the exclusive agent to purchase Securities on behalf of the Trust. The Purchase Plan will be a trading plan that qualifies for the safe harbor provided by Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Purchase Plan will authorize purchases of Securities on each trading day, as defined, equal to the lesser of (a) the Exchange Act Rule 10b-18(b)(4) limit and (b) certain guidelines based on the purchase price of the Securities as set forth in the Purchase Plan.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	EXHIBITS

10.1	ESOP Loan Agreement

10.2	ESOP Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATTERSON COMPANIES, INC.

Date: September 12, 2006	By:	/s/ R. Stephen Armstrong
R. Stephen Armstrong
Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	ESOP Loan Agreement

10.2	ESOP Note